Exhibit 10.10

Contract Code: 2011022400000098

Trade Credit Line Contract

Party A: Tianjin Seashore New District Shisheng Business Trading Group Co., Ltd.
Add: Room 102, 9-11 Tengfei Road, Economic and Technology Development Zone, Tianjin
Legal Representative: Cheng Weihong
Tel:
Fax:
Post code:

Party B: Tianjin Branch of Shengjing Bank
Add: Floor 1 Wanshun Fountain Garden, Huangpu Road, Hexi District, Tianjin
Legal Representative: Zhang Dayong
Tel: 2837999
Fax:
Post code:

For the purpose to strengthen the cooperation between Party A and Party B in trade financing business, Party B hereby agrees, on application of Party A and under the condition that all Party B’s requirements are satisfied, to provide trade financing line to Party A. The two parties therefore agree to enter into this Contract to specify their respective rights and obligations which are binding on both of them.

Article 1 Trade credit line
The term trade credit line or financing line used in this Contract refers to the limit of balance of trade financing capital provided by Party B to Party A under certain conditions specified hereunder in this Contract within the validity period of such credit line as agreed under this Contract. At any time within the validity period of the agreed trade credit line, as far as the capital balance used or unpaid by Party A under this Contract does not exceed the agreed trade credit line, Party A may continually apply for trade financing as agreed in this Contract without limit to number of times, under the premise that the aggregate amount of financing applied by Party A and the balance used or unpaid by Party A under this Contract shall not exceed the credit line.
Article 2 Class and amount of trade credit line
Party B agrees to provide to Party A maximum trade credit line not more than RMB SEVENTY MILLION, including:
1.	Line for letter of credit (L/C) equivalent to RMB SEVENTY MILLIONS; and
2.	Line for inward documentary bills under L/C equivalent to RMB SEVENTY MILLIONS.
Article 3 Term of trade financing line
1.	The credit line under this Contract is effective beginning from 24th February 2011 till 23rd February 2012 (hereafter the “valid term”);
2.	On expiration of the valid term, the credit line automatically terminates, and all unused credit line shall become invalid;

3.
The expiration of Party A’s debt shall be limited to the expiration of the valid term. The individual trade financing granted by Party B within the valid term shall remain valid and effective for performance as per this Contract and its appendix or other related legal instrument, any debt and obligation arise therefrom shall be affected by the expiration of the credit line.

Article 4 Interest and expenses
1.
For any individual trade financing under this Contract, the beginning date, maturity date, amount, interest rate, interest mode, settlement mode, types or scope of expenses, rate and calculation method of expenses, and payment of expenses shall be determined as per related legal instrument. Should the parties fail to find a common ground on these subjects, Party B is entitle to reject Party A’s application;

London Interbank Offered Rate (LIBOR) is the interbank borrowing rate announced by British Bank Association (BBA) and offered on financial information terminals of Router at 11:00 AM (London time) two banking days before lending is granted or two banking days before interest rate is adjusted.

Hong Kong Interbank Offered Rate (HIBOR) is the interbank borrowing rate announced by Hong Kong Association of Bankers (HKAB) and offered on financial information terminals of Router at 11:30 AM (Hong Kong time) two banking days before lending is granted or two banking days before interest rate is adjusted.

2.	Under this Contract, the expenses that Party A shall pay to Party B or that shall be borne by Party A include:
a)	Management fee which is __% of the total amount;
b)	The cost of Party B that actually incurred relating to each individual financing under this Contract;
c)	The expenses relating to collecting the amount under L/C, document and guarantee under the credit line incurred by Party B;
d)	Other expenses agreed by the two parties.

Article 5 Use of Credit Line
1.	Within the amount and term of the financing line specified in this Contract, Party A may apply for several individual financing, which shall be subject to review and approval by Party B.
2.	Party B is only obligated to provide Party A with trade financing when the conditions listed below are satisfied, unless Party B waiver some or all of them:
a)	Party A has completed and obtained, as required by related laws and regulations, all necessary approval, registration, delivery, insurance and other litigate processes;
b)	Guarantee acceptable to Party B is and will remain effective;
c)	Party A is not in breach of any agreement contained in this Contract;
d)	Party A has paid to Party B the management fee, if any as specified in this Contract;
e)	Party A has provided Party B with other document that Party B considers necessary;
f)	Application filed by Party A to use amount under the trade financing has been approved by Party B;
3.	At any time during the term of this Contract, the aggregate amount of the individual trade financing actually used shall not exceed the total trade financing line under this Contract.
Article 6 Legal instrument related to this Contract
1.
When applying for financing under this Contract, Party A shall execute and deliver to Party B Appendix 1 and Appendix 2 listed below, which shall constitute an integral and binding part of this Contract with equivalent validity, even if such Appendix are not signed by either party.

a)	Appendix 1: Special agreement in respect of opening of letter of credit

b)	Appendix 2: Special agreement in respect of inward documentary bills
2.
When applying for trade financing under this Contract, Party A shall present to Party B the one or more of the following application letters, as the case might be, which, if accepted by Party B, shall constitute an integral and binding part of this Contract:

a)	Application letter for opening of L/C;
b)	Application letter for inward documentary bill under L/C;
c)	Application letter for inward documentary bill under import collection;
d)	Application letter for lading guarantee;
e)	Application letter for package loan;
f)	Application letter for outward documentary bill;
g)	Application letter for export collection loan;
h)	Application letter for export invoice financing.
3.
For lading guarantee, inward documentary bill under L/C, inward documentary bill under import collection and import TT financing business, Party A shall also provide trust receipt as required by Party B.

Article 7 Rights and obligations of the two parties
1.
Party A is entitled to demand Party B keep the materials it provides and its business secret confidential, unless otherwise required or specified by laws, administrative regulations, rules or competent authorities, or agreed between the parties.

2.
On request of Party B, Party A shall provide to Party B its business plan, financial statement and information about its operation, and Party A shall guarantee that all such information and materials provided by it must be true, complete and valid.

3.	Party A shall be cooperative to check and supervision of Party B on its operation, financial conducts and use of the financing granted hereunder.
4.	Should there be any event that Party B considers may affect Party A’s operation, Party B shall be entitled to adjust or even cancel the unused balance amount of the trade financing hereunder.
5.
Party A shall opening settlement account in renminbi or in foreign currencies at Party B, and shall entrust Party B of its import and export settlement, import/export financing and other banking business.

6.	Party A shall use the trade financing for purposes agreed between the parties.
7.	Party A shall pay back its debts within time agreed between the parties.
8.
Party A shall undertake the risks relating to exchange rate fluctuation. In case that, due to exchange rate fluctuation, the aggregate amount of the trade financing actually used by Party A may exceed or has already exceeded the total credit line, Party A shall, upon receipt of notice from Party B, provide guarantee that acceptable to Party B. In case that, due to exchange rate fluctuation, the aggregate amount of the trade financing actually used by Party A may exceed or has already exceeded the total credit line, Party B is entitled cede to grant any further trade financing.

9.
Party A shall in no event evade its debt to Party B by illegally withdrawing capital, transferring assets or transaction with its affiliates. Party A shall not apply for discount, impawn and credit line from bank with receivables arising from fault contract with its affiliates.

10.	Should there be any change to the name, legal representative, address, business scope, registered capital or its corporate charter, such change(s) shall be immediately informed to Party B in writing.
11.	Party A guarantees not to enter into any arrangement with any third party which may result in damage to Party B’s interest under this Contract.

12.
Before all debts under this Contract are cleared, Party A shall not, without prior written consent of Party B, provide warrant to any third party with assets generated under the credit line offered under this Contract.

13.	Should there be any loss or damage to Party B as result of dispute arising from primary contract or due to third party, Party A shall be responsible to indemnify such loss or damage.
Article 8  Default responsibility
1.	Any of the circumstances listed below shall constitute a breach of this Agreement:
a)	Statement and guarantee made by Party A in this Agreement is not true, or Party A breaks its commitment under this Agreement;
b)	Party A fails to perform its obligations under this Agreement;’
c)	In the opinion of Party B, Party A’s operation or credibility has changed to the degree that may impact its performance of responsibilities and obligations under this Agreement;
d)	Party A is out of business, dissolved, in settlement, suspended, revoked of its business license, rescinded or in process of bankruptcy;
e)
Party A is involved in significant economic dispute, or is counted reliable for incident due to its incompliance with concerned security and environment laws and regulations or industrial standards, the result of which will unfavorably impact its performance of this Agreement;

f)	Party A obtains credit funds from Party B by false contract with its affiliate or evades its debt to Party B via associated transaction;
g)	Guarantee provided under this Agreement changes unfavorably to Party B, and Party A fails to provide other guarantee as requested by Party B;
h)	Other circumstances that may result in significant adverse impact to Party A’s performance of this Agreement.
2.	In case of breach by Party A, Party V is entitled to take one or more of the following remedies:
a)	Demanding Party A correct its breach behavior within a clear period;
b)	Suspending credit fund unreleased;
c)	Declaring immediate mature of all unpaid credit fund, and Party A must pay back the money and take all default responsibilities;
d)	Other measures that stipulated in concerned laws and regulations, or set forth in this Agreement, or those considered necessary by Party B.
Conducting any of the above actions or measures shall not impact any of Party B’s rights under this Agreement. Party A unconditionally waives its right to defense.

Article 9  In case that credit fund granted by Party B fall due (including being declared earlier mature) and Party A fails to pay back as agreed, then Party B shall be entitled to deduct the corresponding amount from Party A’s account at Party B, or from any Party A’s account opened at any Shengjing Bank branch. Party A guarantees not to and waives to challenge.
Should the deducted amount is in different currency other than that under this Agreement, the money shall be converted with the exchange rated applied by Party b on the date of deduction. During the period between the deduction date and the settlement date (the date on which Party a’s debt is actually settled after Party b converting the deducted amount into currency under this Agreement as per concerned state foreign exchange policy), any interest and other expenses, as well as extra amount occurred due to fluctuation of exchange rate shall be borne by Party A.

Article 10  In accordance with concerned laws and regulations, or requirement of financial regulatory institutions, Party B is entitled to provide information relating to this Agreement and other information related to Party A to the credit investigations system of the People’s Bank of China as well as other credit information database legally established, so that eligible institution or individual may check and use them. In addition, Party B is also entitled to check information related to Party B in the credit investigations system of the People’s Bank of China as well as other credit information database legally established.
Article 11  Any nonperformance or postponed performance of Party B’s rights under this Agreement shall not be deemed waiver of such right, and shall not influence any obligations of Party A under this Agreement.
Article 12  With mutual written consent of the two parties, this Agreement may be modified and/or amended. Any modification and/or amendment made to this Agreement and signed by both parties shall constitute an indivisible part of this Agreement with equal validity. This Agreement shall remains valid before any modification and/or amendment takes effectiveness.
Article 13  Any dispute arise from performance of this Agreement shall be firstly be settled through consultation. Should the parties fail to find a common ground, the dispute may be brought to court at place where Party B is located for proceeding.
During proceedings, the parts not involving the dispute shall remain valid for performance.
Article 14  Should Party A is merged, divided or modified, it must inform Party B in advance. This Agreement shall remain valid and effective to the party (parties) after such merging, dividing or modification, who shall undertake its (their respective) rights and obligations under this Agreement.
Article 15  The letter of application for import negotiation under this Agreement shall constitute an effective part of this Agreement, the terms and conditions specified therein shall have the equal validity with those of this Agreement.
Article 16  This Agreement becomes effective on the date of signature. Any party is entitled to terminate this Agreement by giving the other party a 15-day written notice. The import negotiation business already completed before termination of this Agreement shall not be influenced, and the rights and obligations of the two parties shall continue to be bound by this Agreement.

Party A:

Party B:

Date: